EXHIBIT 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)
THREE-YEAR SUMMARY OF FINANCIAL AND OPERATING DATA

Results of Continuing Operations:	2005		2004		2003

Revenues		$354.0		$312.6	$328.1
Income from Continuing Operations		79.2		74.5	42.5
Dividends paid		----		----	50.0

Percentage of income from continuing operations
to average shareowner’s equity		16.8%		19.3%	12.	%

Financial Data:
Finance Receivables, net		$3,410.2		$3,020.7	$2,72.0
Total assets		4,588.3		3,945.5	4,271.4

Total debt		3,962.1		3,319.4	3,743.9
Shareholder’s equity		512.9		432.0	338.0

Debt to equity ratio	7.7:1		7.7:1		11.1:1

Number of employees at October 31		283		260	245

Result of Discontinued Operations:
Revenues	$	----	$	----	$ ----
Income (loss)	$	----	$	----	$(2.4)

Number of employees at October 31		----		----	----

EXHIBIT 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)

Gross Finance Receivables and Leases Originated:	2005	2004	2003
Wholesale notes	$5,296.4	$4,312.4	$3,168.7
Retail notes and leases:
New	1,604.4	1,343.7	1,004.5
Used	283.9	264.8	307.4
Total	1,888.3	1,608.5	1,311.9

Total	$7,184.7	$5,920.9	$4,480.6

Serviced Retail Notes and Leases with Installments Past Due Over 60 days:	2005	2004	2003
Original amount of notes and leases	$34.1	$28.3	$28.6
Balance of notes and leases	12.7	9.7	10.7
Balance as a percentage of total outstanding notes and leases	0.35%	0.30%	0.36%

Serviced Retail Notes and Leases Repossessions:	2005	2004	2003
Retail note and lease repossessions acquired as a percentage of average serviced retail note and lease balances	0.86%	1.42%	2.85%
Acquisitions of vehicle inventory	$49.4	$40.0	$68.2
Vehicle inventory, end of period	8.4	26.6	34.8

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)

Credit Loss Experience on Serviced Receivables:	2005	2004	2003
NFC
Net losses (recoveries):
Retail notes and leases:	$6.8	$10.5	$14.7
Wholesale notes	0.0	0.0	0.0
Accounts	0.1	1.9	0.0
Total	$6.9	$12.4	$14.7

International
Net losses (recoveries):
Retail notes and leases:	$6.6	$10.4	$24.1
Total	$13.5	$22.8	$38.8

NFC
Percent net losses (recoveries) to liquidations:
Retail notes and leases:	0.50%	0.80%	1.10%
Wholesale notes	0.00%	0.00%	0.00%
Total	0.50%	0.80%	1.10%

International
Percent net losses (recoveries) to liquidations:
Retail notes and leases:	0.49%	0.79%	1.80%

NFC
Percent net losses (recoveries) to related average gross portfolio outstanding:
Retail notes and leases:	0.20%	0.36%	0.51%
Wholesale notes	0.00%	0.00%	0.00%
Accounts	0.00%	0.05%	0.00%
Total	0.20%	0.41%	0.51%

International
Percent net losses (recoveries) to related average gross portfolio outstanding:
Retail notes and leases:	0.2%	0.35%	0.84%